SANFORD C. BERNSTEIN FUND, INC.
NSAR-B Filing - One Year Ending September 30, 2000
Attachment to Item 77Q1(a)

                  SANFORD C. BERNSTEIN FUND, INC.

                       ARTICLES SUPPLEMENTARY


   Sanford C. Bernstein Fund, Inc., a Maryland corporation, having its principal office c/o the Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

   FIRST:     The total number of shares of capital stock of all classes that the Corporation has authority to issue is two billion
(2,000,000,000) shares, of the par value of one tenth of one cent $.001 (the "Shares"), and of the aggregate par value of two million dollars ($2,000,000).

   SECOND:     Pursuant to authority expressly vested in the Board of
Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly designated and established the following classes of shares:

Bernstein Government Short Duration           100,000,000 shares

Bernstein Short Duration Plus                 100,000,000 shares

Bernstein Diversified Municipal               200,000,000 shares

Bernstein Intermediate Duration               300,000,000 shares

Bernstein New York Municipal                  100,000,000 shares

Bernstein California Municipal	                100,000,000 shares

Bernstein Short Duration
California Municipal                           50,000,000 shares

Bernstein Short Duration
Diversified Municipal                          50,000,000 shares

Bernstein Short Duration
New York Municipal	                             50,000,000 shares

Bernstein Tax- Managed                        400,000,000 shares
International Value

Bernstein Emerging Markets Value              100,000,000 shares

Bernstein International Value II             300,000,000 shares

   The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of all such classes are as set forth in paragraph (b) of Section 1 of Article V of the Charter of the Corporation.

   THIRD:     The Corporation is registered as an open-end company under the Investment Company Act of 1940.

   FOURTH:     The total number and par value of shares of capital stock
that the Corporation has authority to issue has not been changed by the Board of Directors.

   The undersigned, President of Sanford C. Bernstein Fund, Inc., has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

   IN WITNESS WHEREOF, these Articles Supplementary have been executed on behalf of Sanford C. Bernstein Fund, Inc. this 11th day of February, 2000.

                                SANFORD C. BERNSTEIN FUND, INC.
                                By: s/Roger Hertog, President

Attest:
s/Jean Margo Reid, Secretary